Exhibit 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis Reports First Quarter 2026 Financial Results

Revenue Growth of 27%, Positive Gross Profit, and Increased Dairy RNG Production

•	Revenues of $54.6 million, an increase of 27% over Q1 2025, with growth across California Ethanol, Dairy RNG, and India Biodiesel segments
•	Gross profit of $2.8 million, compared with a gross loss of $5.1 million in Q1 2025
•	Operating loss improved approximately 60% to $6.3 million, compared with $15.6 million in Q1 2025
•	Aemetis Biogas RNG sales volume grew 55% to 110,000 MMBtu, compared with 71,000 MMBtu in Q1 2025
•	India Biodiesel rebounded to $10.5 million in revenue with the resumption of OMC tender shipments under new contracts
•

$4.0 million of Section 45Z Production Tax Credits recognized in Q1 2026 — representing the first quarter of ongoing credits generation tied to quarterly production since 45Z eligibility was established in Q4 2025

•

Revenues include LCFS credits earned from seven Dairy RNG pathways with an average CI score of negative 380, versus the negative 150 default pathway that applied for Q1 2025 revenues— with 6 additional biogas pathways nearing approval

•	First delivery of four dairy biogas pretreatment skids in April under $27 million fabrication contract
•	First delivery of major equipment to Keyes ethanol plant for $40 million Mechanical Vapor Recompression system
•	First delivery of major equipment for on-site RNG station to directly fuel trucks and gas delivery trailers without using utility gas pipeline

CUPERTINO, Calif. – May 7, 2026 - Aemetis, Inc. (NASDAQ: AMTX), a renewable natural gas and renewable fuels company focused on lower-cost and lower-emission products, today announced its financial results for the three months ended March 31, 2026.

“Revenues during the first quarter of 2026 were $54.6 million reflecting strong execution across our California Ethanol, Dairy RNG, and India Biodiesel segments, with each segment contributing to a 27% year-over-year revenue increase, ” said Todd Waltz, Chief Financial Officer of Aemetis.  “We posted gross profit of $2.8 million in the quarter compared with a gross loss in the same quarter last year, reflecting both operational scale and the generation of Section 45Z Production Tax Credits. With seven fully approved LCFS provisional pathways averaging a negative 380 CI score, and six more biogas pathways nearing approval, we expect to significantly improve our Low Carbon Fuel Standard revenues during later quarters of 2026.”

“We are pleased with the continued growth of Aemetis Biogas production, including the ramp up of volumes from a large centralized dairy digester to process waste from multiple dairies that became operational late last year,” said Eric McAfee, Chairman and CEO of Aemetis.  “Our focus on significantly improving cash flow from our California Ethanol segment is underway with the delivery of major equipment for the mechanical vapor recompression project, which uses on-site solar and local geothermal grid electricity to displace approximately 80% of the fossil natural gas at Keyes. The India Biodiesel subsidiary continues to lead the industry during a time of rapid growth and a renewed focus by the India government.”

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-888-506-0062 entry code 943189
Live Participant Dial In (International): +1-973-528-0011 entry code 943189

Webcast URL:  https://www.webcaster5.com/Webcast/Page/2211/53904

For details on the call, please visit http://www.aemetis.com/investors/conference-calls/

Financial Results for the Three Months Ended March 31, 2026

Revenues were $54.6 million during the first quarter of 2026, an increase from $42.9 million for the first quarter of 2025. Dairy RNG segment sold 110,000 MMBtu during the first quarter an increase of 55% from 71,000 MMBtu during the same period of the prior year. The ethanol gallons sold were slightly lower at 13.7 million gallons during the first quarter of 2026 compared to 14.1 million gallons during the first quarter of 2025. Average ethanol selling price remained constant during the two periods. Biodiesel sales rose to $10.5 million during the first quarter of 2026 with the resumption of biodiesel tender orders. Tax credits related to 45Z were recognized as revenue of $1.4 million and $2.6 million in Dairy RNG and California Ethanol segments respectively.

Gross profit for the first quarter of 2026 was $2.8 million, compared to a gross loss of $5.1 million during the first quarter of 2025 reflecting improved profitability in the California Ethanol segment and improved profitability in the Dairy RNG segment from increased RNG production and the seven approved LCFS provisional pathways.

Selling, general and administrative expenses decreased by $1.4 million to $9.1 million during the first quarter of 2026 compared to $10.5 million during the same period in 2025, driven primarily from legal and other transaction costs associated with investment tax credit sales during the first quarter of 2025.

Operating loss was $6.3 million for the first quarter of 2026, compared to operating loss of $15.6 million for the same period in 2025.

Interest expense, excluding accretion of Series A preferred units in the Aemetis Biogas LLC subsidiary, increased to $14.4 million during the first quarter of 2026 compared to $13.7 million during the first quarter of 2025. Additionally, Aemetis Biogas recognized $1.6 million of accretion of Series A preferred units during the first quarter of 2026 compared to $2.3 million during the first quarter of 2025.

Net loss was $21.7 million for the first quarter of 2026, compared to net loss of $24.5 million for the first quarter of 2025.

Adjusted EBITDA for the first quarter of 2026 was negative $1.3 million, compared with negative $10.7 million in the first quarter of 2025. A reconciliation of Adjusted EBITDA to net loss is included in the supplemental tables that follow.

Cash at the end of the first quarter of 2026 was $4.8 million compared to $4.9 million at the close of the fourth quarter of 2025. Investments in capital projects related to carbon intensity reductions at the Keyes ethanol plant and construction of dairy digesters of $6.5 million for the first quarter of 2026 was a significant increase over $1.8 million during the first quarter of 2025.

Section 45Z Production Tax Credits

During 2025, Aemetis recognized $10.4 million of Section 45Z Production Tax Credit operating income, comprised of $5.2 million in the Dairy RNG segment and $5.1 million in the California Ethanol segment. As disclosed in the Company's 2025 Form 10-K, this full-year recognition was reflected in the fourth quarter of 2025, when eligibility and transferability requirements were demonstrated. First quarter 2026 results reflect $4.0 million of Section 45Z Production Tax Credit revenue based upon credits earned from first quarter production of ethanol and RNG — $1.4 million in Dairy RNG and $2.6 million in California Ethanol. As a result, first quarter 2026 California Ethanol and Dairy RNG revenues are expected to reflect underlying production economics comparable to the fourth quarter of 2025 on a basis that excludes the full-year 45Z recognition booked in that quarter. The Company expects 45Z accrual and monetization timing to normalize on a quarterly cadence going forward, with further improvement pending publication of the updated 45ZCF-GREET model by the Department of Energy.

Capital Structure and Financing Update

The Company is pursuing a multi-track financing plan to address near-term obligations and fund continued growth across its operating platform. Financing initiatives currently underway include advanced preparation for a potential long-term financing of the Keyes ethanol plant; ongoing financing efforts to support the continued Dairy RNG digester buildout; and continued progress toward a planned initial public offering of the Company's India subsidiary, Universal Biofuels Private Limited, for which the Company has retained legal, accounting, and IPO advisors and expects to provide an update on investment banking engagement in the near term. The MVR upgrade at Keyes is on track for 2026 completion.

About Aemetis

Headquartered in Cupertino, California, Aemetis is a diversified renewable natural gas and biofuels company focused on the development and operation of innovative technologies that lower energy costs and reduce emissions. Founded in 2006, Aemetis is operating and expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas. Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis owns and operates an 80 million gallon per year production facility on the East Coast of India producing high quality biodiesel and refined glycerin. To utilize the byproducts from ethanol production, Aemetis is developing a sustainable aviation fuel plant and a CO2 sequestration project in California. For additional information about Aemetis, please visit www.aemetis.com.

Non-GAAP Financial Information

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest and amortization expense, bad debt expense, income tax expense or benefit, accretion of Series A preferred unit expense, stock issued for services, monetized investment tax credits, loss on sale of assets, depreciation and amortization expense, and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results, budgeting, and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison between companies.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions, or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements relating to our five-year growth plan; trends in market conditions with respect to prices for inputs for our products versus prices for our products; our ability to fund, develop, build, maintain and operate digesters, facilities and pipelines for our Dairy Renewable Natural Gas segment; our ability to fund, develop and operate our Sustainable Aviation Fuel, Renewable Diesel, and Carbon Capture and Sequestration projects, including obtaining required permits; our ability to refinance existing debt; our intention to repurchase the Series A preferred units relating to our Aemetis Biogas subsidiary; and our ability to raise additional equity capital or debt. Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filed documents. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	For the three months ended March 31,
	2026	2025

Revenues	$54,619	$42,886
Cost of goods sold	51,863	47,966
Gross profit (loss)	2,756	(5,080)

Selling, general and administrative expenses	9,091	10,475
Operating loss	(6,335)	(15,555)

Other expense (income):
Interest expense
Interest rate expense	12,403	11,018
Debt related fees and amortization expense	1,971	2,675
Accretion and other expenses of Series A preferred units	1,613	2,279
Total interest expense	15,987	15,972
Other income	(478)	(215)
Other expense (income), net	15,509	15,757

Loss before income taxes	(21,844)	(31,312)
Income tax benefit	(131)	(6,783)
Net loss	$(21,713)	$(24,529)

Net loss per common share
Basic	$(0.33)	$(0.47)
Diluted	$(0.33)	$(0.47)

Weighted average shares outstanding
Basic	66,802	52,584
Diluted	66,802	52,584

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	March 31, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,797	$4,894
Accounts receivable	6,584	484
Inventories	10,384	11,627
Prepaid and other current assets	12,922	9,867
Total current assets	34,687	26,872

Property, plant and equipment, net	222,743	219,717
Other assets	12,899	13,252
Total assets	$270,329	$259,841

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$23,719	$23,418
Current portion of long term debt	293,828	279,143
Short term borrowings	48,802	38,726
Other current liabilities	29,897	29,971
Total current liabilities	396,246	371,258

Total long term liabilities	195,221	195,414

Stockholders' deficit:
Common stock	69	66
Additional paid-in capital	348,741	340,402
Accumulated deficit	(661,656)	(639,943)
Accumulated other comprehensive loss	(8,292)	(7,356)
Total stockholders' deficit	(321,138)	(306,831)
Total liabilities and stockholders' deficit	$270,329	$259,841

AEMETIS, INC.
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
(unaudited, in thousands)

	For the three months ended March 31,
EBITDA Calculation	2026	2025

Net loss	$(21,713)	$(24,529)
Adjustments
Interest and amortization expense	14,374	13,705
Depreciation and amortization expense	2,535	2,357
Accretion of Series A preferred units	1,613	2,279
Share-based compensation	1,704	2,308
Stock issued for services	50	-
Monetized investment tax credits	-	(7,075)
Bad debt Expense	276	-
Loss on sale of assets	2	-
Income tax expense or (benefit)	(131)	292
Total adjustments	20,423	13,866

Adjusted EBITDA	$(1,290)	$(10,663)

AEMETIS, INC.
PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three Months ended March 31,
	2026	2025

California Ethanol
Ethanol
Gallons sold (in millions)	13.7	14.1
Average sales price/gallon	1.97	1.98
Percent of nameplate capacity	100%	103%
WDG
Tons sold (in thousands)	91	93
Average sales price/ton	$84	$86
Delivered Cost of Corn
Bushels ground (in millions)	4.7	4.8
Average delivered cost / bushel	$5.93	$6.63

California Dairy Renewable Natural Gas
Renewable Natural Gas
MMBtu sold (in thousands)	110	71
Average price per MMBtu	$1.98	$3.65
RINs
RINs sold (in thousands)	801	388
Average price per RIN	$2.41	$2.64
LCFS
LCFS credits sold (in thousands)	30	16
Average price per LCFS credit	$55.00	$72.50

India Biodiesel
Biodiesel
Metric tons sold (in thousands)	9.2	-
Average Sales Price/Metric ton	$1,037	$-
Percent of Nameplate Capacity	24.5%	-
Refined Glycerin
Metric tons sold (in thousands)	0.8	-
Average Sales Price/Metric ton	$1,257	$-